Exhibit 4.10

Financing Agreement – First Amendment

Entered into and signed in Tel Aviv on February 22, 2009

Between

Orbotech Ltd.
Company no. 52-003521-3
(the “Company”)		of the first part;

And

Israel Discount Bank Ltd.
of 27 Yehuda Halevy St., Tel Aviv
(the “Bank”)		of the second part;

1.	Whereas –

1.1.	On July 22, 2008 the parties signed a Financing Agreement (the “Main Agreement”);

1.2.	The Company has requested the Bank to amend the Main Agreement as specified in this Agreement below;

1.3.	The Bank has agreed to make the amendments as specified in this Agreement below.

Therefore, it has been agreed, stipulated and represented by and between the parties as follows:

2.	The Main Agreement –

2.1.	The Main Agreement constitutes an integral part of this Agreement and should be read jointly herewith, as a single whole and a single continuum, as part of the terms and conditions hereof, as adding to and supplementing one another.

2.2.	The meaning of the terms, words and phrases included in this Agreement is as specified and defined in the Main Agreement.

3.	Section 2.1.18 of the Main Agreement –

The following words shall be added at its end:

“and the Special Financing (as defined below) for working capital”.

4.	Section 3.1.1 of the Main Agreement –

The following paragraph shall be added at its end:

“Utilization of the short- and medium-term credit, as specified below – by and no later than July 22, 2010.

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However, insofar as the total credit amount to be used by the Company from the Credit Facility exceeds U.S. $160 million (any amount above U.S. $160 million as stated below: the “Special Financing”), then the period of utilization of the Special Financing as short- and/or medium-term credit shall be by and no later than December 31, 2009”.

5.	Section 3.1.3 of the Main Agreement –

The following paragraph shall be added at its end:

“Final and absolute repayment of the short-term credit – by and no later than July 22, 2010, out of which the Special Financing shall be finally and absolutely repaid by and no later than December 31, 2009”.

6.	Section 3.1.4 of the Main Agreement –

The following paragraph shall be added at its end:

“Final and absolute repayment of the medium-term credit – by and no later than July 22, 2010, out of which the Special Financing shall be finally and absolutely repaid by and no later than December 31, 2009”.

7.	Section 3.1.5 of the Main Agreement –

Section 3.1.5 shall be replaced by the following language:

“By and no later than December 31, 2009, it will be possible to take a long-term loan from the Credit Facility and/or covert the short-term credit and the medium-term credit as specified above (including the part constituting the Special Financing) into a long-term loan, to be finally and absolutely repaid by and no later than December 31, 2014, or by and no later than 5 years after the date of provision of the long-term loan as aforesaid or after the date of conversion of the short- or medium-term loan into a long-term loan as aforesaid – whichever is earlier according to the Bank’s records. Current quarterly principal and interest payments”.

8.	Section 3.1.8 of the Main Agreement –

A new Section 3.1.8 shall be added to the Main Agreement, in the following language:

“3.1.8	Interest for the Special Financing –

3.1.8.1	Interest for the Special Financing as long-term credit—Bank’s Cost plus 2% spread.

3.1.8.2	Interest for the Special Financing as short-term credit—Bank’s Cost plus 1.5% spread.”

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9.	Section 3.3 of the Main Agreement –

Its language shall be replaced by the following language:

“The Special Financing – Fees, prices, costs and expenses –

The provisions of Section 4 below, in their entirety, shall also apply to the Special Financing, with the exception of the special payment in Section 4.2 which shall be fixed, for this purpose, at U.S. $50 thousand, to be paid by the Company to the Bank at the time of execution of this Agreement as stated in Section 4.2 below, mutatis mutandis. For the avoidance of doubt, it is emphasized that this payment is in addition to, and without derogating from the provisions of Section 4 below”.

10.	Section 5.2 of the Main Agreement –

Section 5.2 shall be replaced by the following language:

“5.2	Throughout the Loan Period, the Company undertakes that:

5.2.1	The Company’s Equity according to the Company’s Consolidated Financial Statements in 2009, shall be no less than 30% of the total consolidated balance sheet assets, and in any event no lower than the sum of U.S. $250 million.

5.2.2	From the Consolidated Financial Statements for the March 31, 2010 quarter forth: The rate of the Equity shall be no less than 30% of the total consolidated balance sheet assets, and in any event no lower than the sum of U.S. $300 million.

5.2.3	The annual consolidated EBITDA in accordance with the Company’s Consolidated Financial Statements shall be no less than U.S. $40 million, from 2011 forth.

5.2.4	The ratio between the Company’s Financial Debt and the EBITDA, as appearing in the Consolidated Financial Statements, from the close of 2011, shall not exceed 5.

5.2.5	From January 1, 2010, the Company shall keep and maintain, within its assets that are completely free and clear of any charges, pledges, attachments, liens, setoff rights, right claims, debts and liabilities to any third parties (other than in favor of Discount Bank), a reserve of cash and cash equivalents at a financial rate exceeding the sum total of the maturities, principal and interest, in the framework of the Financial Debt, whose payment due date is within a period of one year looking forward, all according to the Company’s Consolidated Financial Statements, at any point in time.

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The above covenants will be checked by the Bank every Quarter, with the exception of the covenant specified in Section 5.2.3, which will be checked by the Bank annually according to the financial statements as of the end of each calendar year.” EBITDA with respect to calculation of the ratio in Section 5.2.4 above shall be calculated by an aggregation of the last Quarter with the 3 prior consecutive Quarters (i.e., a year back).

The Company undertakes to provide the Bank, concurrently with its financial statements as stated in Section 9 of the Main Agreement, with certification by its auditor, or certification by the CEO and/or CFO, whereby it meets all of the financial covenants according to the agreements with the Bank, while specifying the manner of calculation of the said financial covenants.

5.2.6	The state of ownership and control of Photon Dynamics, including the holdings of the Means of Control, the shares and all rights therein shall be as specified in Section 2.1.6 above.

5.2.7	The state of ownership and holding of the Means of Control, the shares and all rights in Photon Dynamics as specified in Section 2.1.6 above shall be kept and maintained at all times, such that the Company’s shares and/or holdings and/or rights in Photon Dynamics shall not be pledged, charged, sold, assigned, transferred or diluted without the Bank’s consent.

5.2.8	The Company’s shares shall continue to be traded on the Stock Market.

11.	Section 7 of the Main Agreement –

11.1.	Section 7.2 of the Main Agreement –

The following paragraph shall be added at its end:

“The Company undertakes to cause Photon Dynamics’ main assets not to be charged and/or pledged without the Bank’s prior written consent”.

11.2.	Addition of Section 7.4

Section 7.4, in the following language, shall be added to the Main Agreement:

“7.4

For the avoidance of doubt, it is hereby clarified that the sale and/or assignment and/or discount of accounts receivable and/or letters of credit and/or notes and/or other negotiable instruments do not constitute a charge or pledge of any kind of the Company’s assets for purposes of this Agreement, and shall not be deemed as an assignment, sale or other transfer of the

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Company’s assets for purposes of Section 7.3 above, provided that they are made under reasonable commercial conditions and against fair value.”

11.3.	Section 7.5, in the following language, shall be added to the Main Agreement:

“7.5	It is hereby clarified that a setoff, possession and/or lien right of Israeli and/or foreign banks on monies, rights, securities or assets which shall be available to the credit of any account or are or shall be deposited in any account of the Company with such banks (including any collateral against credit risk activity of the Company) shall not constitute a charge or pledge of any kind on the Company’s assets for purposes of this Agreement.”

12.	Section 7A to the Main Agreement –

Section 7A, in the following language, shall be added to the Main Agreement:

“7A.	Supplementary Collateral and Guarantees –

As conditions precedent to the provision of the credit, loans and banking services as stated in this Agreement and/or the continued maintenance and non-acceleration thereof, the Company hereby undertakes to the Bank to sign, issue, deliver to the Bank and lawfully register and/or cause the signing, issuance, delivery to the Bank and lawful registration of all of the collateral and guarantees as specified below – by and no later than March 31, 2009 – in such language and under such conditions as shall reasonably be required by the Bank, at a first, sole and exclusive rank, to secure all of the debts, obligations and liabilities in the Company’s name to the Bank, up to the sum of U.S. $185 million, plus interest and expenses; the required collateral and guarantees are as follows:

7A.1	A general floating charge on the Company’s entire present and future property, assets and rights, in the form attached hereto as Annex A.

7A.2	A fixed charge on all (100%) of the shares, rights, Means of Control and Control of the Company’s subsidiary Orbotech, Inc., registered in Delaware, U.S.A., no. 2195845 in Photon Dynamics. The charge documents as specified in Section 7A.2 shall be prepared by a New York law firm to be recommended by Israel Discount Bank of New York, which is acceptable to the Company, and shall be lawfully registered in the United States as required by the applicable laws.

The Company shall bear any and all expenses, costs and fees associated with the performance, preparation, signing, lawful registration, etc., of such charge – and all at the Company’s sole expense and responsibility – up to the sum total of U.S. $10,000.

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7A.3	The Company shall provide the Bank with a legal opinion on the validity and lawfulness of the charge mentioned in Section 7A.2 above, in such language as shall be agreed with the said New York law firm.

7A.4	It is agreed that the floating charge on the Company’s assets, as stated in Section 7A.1 above, shall be removed after it shall transpire to the Bank, according to its records, that the balance of the Company’s debts to the Bank (obligo) is reduced and fixed only at the sum of payment of the principal, interest and expenses for the last year (the last 4 quarters) at the end of the payment schedule of the loan whose payment due date is last as provided in Section 3 above, provided that such debt balance, according to the Bank’s records, which shall be taken into account for this purpose, shall not exceed U.S. $40 million and that the floating charge shall simultaneously be removed at all of the other banks which shall have a floating charge, and be replaced by an undertaking not to make any charges on the assets of the Company and the companies owned thereby (negative pledge), to any party.

7A.5	The Company shall be entitled to create floating charges as stated in Section 7A.1 above, also in favor of Bank Hapoalim Ltd., Bank Mizrahi Tefahot Ltd. and Citi Bank, as collateral for activity in the trading rooms of such banks, only, in a sum total not to exceed U.S. $25 million, in such language and under such conditions as shall be approved by the Bank in advance, including the signing of an inter-bank agreement in connection with the realization of the proceeds of the charges under the debentures – and all in such language and under such conditions as the Bank shall have approved.

13.	General –

All other clauses and terms of the Main Agreement, not explicitly amended herein, shall continue to apply with full force, scope and effect also to this Agreement, unmodified.

In witness whereof, the parties have hereto set their hands,

/S/	/S/
The Company	The Bank

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